NTR ACQUISITION CO.
COMPENSATION COMMITTEE CHARTER
(as adopted on December 11, 2007)

A. Purpose

The Compensation Committee has been established by the Board of Directors of NTR Acquisition Co. (the “Company”) in order, among other things, to (i) oversee the Company’s compensation and employee benefit plans and practices including, without limitation, executive compensation plans and incentive compensation and equity-based plans, (ii) review and discuss with management of the Company the Company’s Compensation Discussion and Analysis (the “CD&A”) to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and (iii) prepare the Compensation Committee Report to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC.

B. Structure and Membership

1. Number.  The Compensation Committee shall consist of such number of Directors as the Board shall from time to time determine consistent with applicable law and regulations.

2. Independence.  Except as otherwise permitted by the applicable rules of the American Stock Exchange, each member of the Compensation Committee shall be an “independent director” as defined by such rules.

3. Chair.  Unless the Board elects a Chair of the Compensation Committee, the Committee shall elect a Chair by majority vote.

4. Compensation.  The compensation of Compensation Committee members shall be as determined by the Board.

5. Selection and Removal.  Members of the Compensation Committee shall be appointed by a majority of the full Board annually and as vacancies or newly-created positions occur; the recommendation of the Committee shall be considered. The Board may remove members of the Compensation Committee from such Committee at any time, with or without cause, by majority of the full Board.

C. Authority and Responsibilities

1. General. The Compensation Committee shall discharge its responsibilities and shall assess the information provided by the Company’s management in accordance with its business judgment.

2. Specific Authority and Responsibilities. The Compensation Committee shall have the responsibilities, among other things, to:

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consider individual and Company performance and competitive market compensation paid by other companies of similar size without attempting to maintain a certain target percentile within compensation paid by those comparable companies in determining salary and bonus levels consistent with a view to attracting and retaining qualified executives;

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annually evaluate the performance of the Chief Executive Officer in light of the Company’s goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Compensation Committee shall deem appropriate;

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with the assistance and input of the Chief Executive Officer, annually evaluate the performance of the executive officers in light of the Company’s goals and objectives and determine the executive officers’ compensation based on this evaluation and such other factors as the Compensation Committee shall deem appropriate;

•	review and approve and/or amend the employment contracts for executive officers;

•	review and approve any severance or similar termination payments proposed to be made to any current or former executive officer;

•	approve all salary, bonus, and long-term incentive awards for executive officers;

•	approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

•	review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;

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review and approve changes to the Company’s equity-based compensation plans other than those changes that require shareholder approval under the plans, the appropriate listing exchange and/or any applicable law;

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review and recommend to the full Board changes to the Company’s equity-based compensation plans that require shareholder approval under the plans, the requirements of the appropriate listing exchange and/or any applicable law;

•	review and approve changes in the Company’s retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

•	recommend to the Board a policy regarding non-employee Director compensation and recommend to the Board non-employee Director compensation consistent with the policy;

•	review perquisites or other personal benefits to the Company’s executive officers and Directors and recommend any changes to the Board;

•	administer the Company’s equity-based compensation plans;

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review and discuss with management the Company’s CD&A and, based on that review and discussion, make a recommendation  to the Board as to whether the CD&A should be included in the Company’s annual proxy statement or Annual Report on Form 10-K; and

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prepare the annual Compensation Committee Report on executive compensation in accordance with all applicable rules and regulations of the SEC for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K.

The Chief Executive Officer may make, and the Compensation Committee may consider, recommendations regarding the Company’s compensation and employee benefit plans and practices including its executive compensation plans, its incentive compensation and equity-based plans with respect to executive officers other than the Chief Executive Officer and the Company’s Director compensation arrangements.1

D. Procedures and Administration

1. Meetings.  The Compensation Committee shall meet at least annually and, otherwise, as often as it deems necessary in order to perform its responsibilities. The Committee shall keep such records of its meetings as it shall deem appropriate.  The Chief Executive Officer may not be present during voting or deliberations relating to his or her own compensation.

2. Subcommittees.  The Compensation Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

3. Reports to the Board.  The Compensation Committee shall report regularly to the Board.

4. Charter. The Compensation Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5. Independent Advisors. The Compensation Committee shall have the authority, without further action by the Board of Directors, to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

6. Investigations.  The Compensation Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

7. Annual Self-Evaluation.  At least annually, the Compensation Committee shall evaluate its own performance and report on such evaluation to the full Board.

1 Item 407(e)(3)(ii) of Regulation S-K requires disclosure in the Company’s annual proxy statement or Annual Report on Form 10-K of any role of executive officers in determining or recommending the amount or form of executive and Director compensation.